                                                                   Exhibit 5.1






                                                          September 24, 1999



Nevada Gold & Casinos, Inc.
3040 Post Oak Boulevard, Suite 675
Houston, Texas 77056


           Re:       Nevada Gold & Casinos, Inc.
                     Registration Statement on Form S-8

Gentlemen:

           We have represented Nevada Gold & Casinos, Inc., a Nevada corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 65,000 shares ("Shares") of the Company's common stock, par value $.12 per share ("Common Stock") upon the exercise of options issued pursuant to certain agreements ("Plans") attached as exhibits to the Registration Statement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plans, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

           We are of the opinion that the Shares will be, when issued pursuant to the Plans, legally issued, fully paid and nonassessable.

           We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                        Very truly yours,

                        BREWER & PRITCHARD, P.C.

                        [SIGNATURE OF BREWER & PRITCHARD, P.C. APPEARS HERE]